Exhibit 10.1

EXECUTION VERSION

December 24, 2015

James R. Moffett

1615 Poydras Street

New Orleans, Louisiana 70112

Dear Mr. Moffett:

The board of directors (the “Board”) of Freeport-McMoRan Inc. (the “Company”) appreciates your over 50 years of service to the Company and its predecessors. In recognition of your efforts and contributions, on behalf of the Company, we are proposing the separation and consulting arrangements set forth in this letter (this “Letter”).

1.   Definitions

Capitalized terms used but not defined in this Letter shall have the meanings used or defined in the Amended and Restated Executive Employment Agreement between you and the Company, dated as of December 2, 2008, as amended by the letter agreement between you and the Company, dated as of February 27, 2014 (collectively, your “Employment Agreement”).

2.   Acceptance of Resignation

(a) This Letter shall serve as acceptance of your resignation as an officer, employee and director of the Company and as an officer, employee and director of any of its affiliates. The effective date of your resignation shall be December 31, 2015 (the “Termination Date”). Notwithstanding the foregoing, you agree to execute any documentation that the Company determines necessary or appropriate to facilitate such resignation.

(b) The Company agrees that your resignation shall be considered (i) for purposes of your Employment Agreement, a termination by the Company other than for death, Disability or Cause and (ii) for purposes of your performance share unit agreements (the “PSU Agreements”) granted under the Company’s Amended and Restated 2006 Stock Incentive Plan, a “Retirement” (as defined therein).

3.   Benefits

(a) Employment Agreement and PSU Agreements. Schedule A sets forth the payments and benefits that you are entitled to receive under Article IV, Section 4 of your Employment Agreement and under Section 5(c) of the PSU Agreements, in each case, subject to your compliance with the terms of this Letter.

(b) Equity-Based Awards. Schedule B sets forth the equity-based awards that you hold as of the date hereof, specifies the dates on which such awards shall vest and settle and identifies the dates on which any previously vested option awards shall expire.

(c) Retirement and Deferred Compensation Benefits. Schedule C sets forth, as of the date hereof, (i) your account balances under the Company’s Employee Capital Accumulation Program, 1996 Supplemental Executive Capital Accumulation Plan, as amended through December 2014, and 2005 Supplemental Executive Capital Accumulation Plan, as amended and restated effective January 1, 2015, and further amended through December 21, 2015, and the dates on which such balances shall be paid, and (ii) your years of credited service under the Supplemental Executive Retirement Plan, dated January 30, 2007, as amended through December 30, 2008, and the date on which your benefits thereunder shall be paid.

4.   Consulting Services

(a) Consulting Services; Term. You agree that during the period from January 1, 2016 until December 31, 2016 (the “Consulting Period”), you shall serve as an independent contractor to the Company providing such consulting services as are reasonably requested by the Board or the Chief Executive Officer of the Company, including with respect to the Company’s efforts and relations with the government of Indonesia and related matters (the “Consulting Services”), subject to Section 7(b) of this Letter. The Consulting Services shall be performed at the direction of the Chairman of the Board and the Chief Executive Officer of the Company, and you shall have no power or authority to bind the Company or its affiliates during the Consulting Period. At any time during the Consulting Period, either you or the Company may terminate the Consulting Period and the Consulting Services by delivery of a written notice of termination to the other party at least sixty (60) days prior to the desired termination date. The Consulting Period shall automatically extend for successive periods of six (6) months unless prior to the termination of the then existing Consulting Period either party gives written notice of termination to the other party at least sixty (60) days prior to the desired termination date. In the event of any such termination, the Annual Retainer (as defined below) prorated for the period elapsed from January 1, 2016 through the date of termination of the Consulting Period, to the extent not previously paid, shall be paid to you as soon as reasonably practicable following such date of termination.

(b) Consulting Benefits. In consideration for the Consulting Services, the Company shall pay you a retainer of $1,500,000 (the “Annual Retainer”), which shall be paid in equal quarterly installments of $375,000 at the conclusion of each calendar quarter during the Consulting Period.

(c) Office; Transportation; Business Expenses. During the Consulting Period, the Company shall (i) provide you with an office at its corporate offices in

Austin, Texas, from which you may perform the Consulting Services, (ii) provide you with the use of corporate aircraft in connection with your performance of the Consulting Services, in accordance with the Company’s policies for business use by senior executives of the Company as in effect from time to time, (iii) reimburse any reasonable business expenses incurred by you in connection with your performance of the Consulting Services, in accordance with the Company’s policies for senior executives of the Company as in effect from time to time, and (iv) provide reasonable administrative support staff.

(d)  Principles of Business Conduct.

(i)    You represent and warrant that you have reviewed the Principles of Business Conduct and agree that you shall comply in all respects with such policy, as such may be updated from time to time and such updating notified to you accordingly, in all matters relating to this Letter and your provision of the Consulting Services to the Company and its affiliates. The Company may revise the Principles of Business Conduct at any time, and the Company shall provide the revised policy to you; however, you shall be bound to abide by such revisions only after you have been advised accordingly thereof in writing.

(ii)    In providing Consulting Services, you agree that you shall comply in all respects with all applicable laws, including the Foreign Corrupt Practices Act of 1977, as amended, and you will not directly or indirectly make, offer, or promise any illegal or otherwise improper payment or transfer of anything of value to any government official, third party, or employee of the Company or its affiliates in your performance of the Consulting Services. Failure to comply with this paragraph 4(d) or the submission of false supporting documentation shall be grounds for termination of the Consulting Services and any entitlements you otherwise would have to the Annual Retainer.

5.   No Other Benefits; Release Required

(a)  No Other Benefits.  You acknowledge and agree that the payments and benefits described in this Letter and the attached Schedules are the sole compensation and benefits from the Company or its affiliates to which you shall be entitled effective as of the Termination Date, whether under your Employment Agreement or any other compensation or benefit plan, agreement or policy of the Company or its affiliates. Without limiting the generality of the foregoing, in no event shall you be entitled to additional severance pay or benefits beyond those described in Section 3 of this Letter and the attached Schedules. Further, except as expressly provided herein, any payments contemplated by the attached Schedules shall be paid in accordance with the terms of the underlying plan, agreement or arrangement.

(b)  Release Required.  Notwithstanding any other provision of your Employment Agreement or this Letter to the contrary, you acknowledge and agree that any and all payments and benefits to which you are entitled under Section 3(a) and 4(b) of this Letter are conditional upon and subject to your execution of a general release and waiver, in the form set forth on Schedule D, of all claims you may have against the Company and its directors, officers and affiliates, except as to matters that are expressly excluded in the general release, which release must become effective and irrevocable within 30 days of the Termination Date.

6.  Continuing Covenants

You and the Company acknowledge and agree that, without limitation on any other remedies specified in Article V, Section 5 of your Employment Agreement, your payments and benefits under Section 3(a) and Section 4(b) of this Letter shall be subject to your compliance with the restrictive covenants set forth in Article V, Sections 2 through 4 of your Employment Agreement, which covenants shall apply during the Consulting Period on the same basis as they applied to you prior to the Termination Date and with any post-employment periods of restriction to commence on the date on which you cease serving as a consultant (as opposed to on the Termination Date).

7.  Miscellaneous

(a)  Generally.  Article VII of your Employment Agreement (excluding Section 12 thereof) is hereby incorporated into this Letter as if set forth herein mutatis mutandis. You acknowledge that you are solely responsible for the payment of all Federal, state, local and foreign taxes that are required by applicable laws or regulations to be paid with respect to the Annual Retainer and any other remuneration that you receive in respect of the Consulting Services, and under no circumstances whatsoever will you be considered an employee of the Company for any purpose while providing the Consulting Services.

(b)  Section 409A.  The obligations in respect of the Consulting Services under this Letter are intended to comply with the requirements of Section 409A of the Code, or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Any payments in respect of the Consulting Services under this Letter that qualify for the “short-term deferral” exception shall be paid under the applicable exception to the maximum extent permissible. All reimbursements and in-kind benefits provided under this Letter during the Consulting Period that constitute nonqualified deferred compensation subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code. The parties intend that your cessation of service as an executive officer and a member of the Board on the Termination Date shall be a “separation from service” within the meaning of Section 409A of the Code, and consistent with that intent, you and the Company shall use reasonable best efforts to ensure that the level of Consulting Services under this Letter shall not exceed 20 percent of the average level of services you performed over the 36-month period immediately preceding the Termination Date.

(c)  Interpretation.  References to Schedules are to the Schedules attached hereto. The words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.” The term “affiliate” means a person or entity controlled by, controlling or under common control with another person or entity.

(d)  Entire Agreement.  Except as specifically provided herein, this Letter and the attached Schedules constitute the entire agreement between you and the Company concerning your employment, termination of employment and the Consulting Services.

*                                         *                                         *

If you agree that this letter accurately represents our understanding, please sign and return this letter, which will become a binding agreement on our receipt.

Very truly yours,

FREEPORT-MCMORAN INC.

By:	/s/ Gerald J. Ford
Gerald J. Ford
Lead Independent Director

Accepted and agreed:

/s/ James R. Moffett
James R. Moffett

[Signature Page]

Schedule A

Employment Agreement – Article IV, Section 4

	Payment or Benefit	Amount/Time Period	Payment Date

(a)	Accrued Obligations	To be determined in accordance with your Employment Agreement	To be paid within 30 days following the Termination Date.

(a)	2015 Pro Rata Bonus[1]	To be determined by the Compensation Committee	To be paid at such time as annual cash bonuses are paid to other senior executives of the Company in accordance with the terms of the Annual Incentive Plan.

(b)	Severance	$16,110,216	To be paid on July 1, 2016.

(c)	Stock Options	Full vesting (see Schedule B for details)	To be fully vested on December 31, 2015.

(d)	Performance-Based Restricted Stock Units (excluding Performance Share Units)	Service requirement to lapse on Termination Date, with number of shares earned to be determined based on vesting subject to satisfaction of applicable performance conditions (see Schedule B for details)	Settlement date as set forth in applicable award agreement.

(e)	Performance Units[2]	N/A	N/A

(f)	Other Plans	Refer to plan documents and Schedule C for details	Refer to plan documents and Schedule C for details

(g)	Continued Benefits	Three years (or, if earlier, the date you accept new employment)	To be provided beginning January 1, 2016, in accordance with Article IV, Section 4(g) of your Employment Agreement.

1 In consideration of your service through December 31, 2015, such bonus shall not be prorated. For the avoidance of doubt, such bonus shall satisfy any entitlements you may have under the Annual Incentive Plan or any other annual incentive plan in respect of 2015.

2 As of the Termination Date, there are no outstanding performance units under the former Long-Term Performance Incentive Plan.

A-1

Schedule A

PSU Agreements

Grant Date	Target Amount[3]	Last Day of Performance Period

2/27/2014	82,000	12/31/2016
2/3/2015	180,000	12/31/2017

3 The actual amount that will vest, if any, is subject to (and shall be determined based on) satisfaction of the applicable performance goals.

A-2

Schedule B

Outstanding Equity-Based Awards

Award Type	Grant Date	Amount Outstanding	Exercise Price	Amount Accelerating on Termination Date[4]	Expiration Date	Accumulated Dividend Equivalents as of 12/31/2015[5]

Options	1/30/2006	162,000	$36.76	0	1/30/2016	n/a
	1/30/2006	108,000	36.76	0	1/30/2016	n/a
	1/29/2007	135,000	22.65	0	1/29/2017	n/a
	1/29/2007	108,000	22.65	0	1/29/2017	n/a
	5/11/2007	750,000	36.46	0	5/11/2017	n/a
	1/28/2008	135,000	27.86	0	1/28/2018	n/a
	1/28/2008	108,000	27.86	0	1/28/2018	n/a
	2/1/2010	135,000	29.13	0	2/1/2020	n/a
	2/1/2010	108,000	29.13	0	2/1/2020	n/a
	2/2/2010	1,000,000	36.255	0	2/2/2020	n/a
	2/7/2011	108,000	31.95	0	2/7/2021	n/a
	2/7/2011	162,000	31.95	0	2/7/2021	n/a
	2/8/2011	500,000	55.64	0	2/8/2021	n/a
	2/6/2012	108,000	24.08	27,000	2/6/2022	n/a
	2/6/2012	162,000	24.08	0	2/6/2022	n/a
	2/6/2012	330,000	46.73	82,500	2/6/2022	n/a
	1/29/2013	450,000	35.01	225,000	1/29/2023	n/a
	2/4/2014	335,000	30.94	251,250	2/4/2024	n/a
	2/3/2015	580,000	18.98	580,000	2/3/2025	n/a

Performance-Based RSUs	1/29/2013	300,000	n/a	[6]	n/a	$1,199,597

Performance Share Units[7]	2/27/2014	82,000	n/a	n/a	n/a	123,861
	2/3/2015	180,000	n/a	n/a	n/a	46,890

4 A “0” indicates that the award is fully vested as of the Termination Date. Other amounts shown represent the unvested portion of the award as of the Termination Date.

5 Accumulated Dividend Equivalents will be paid with respect to, and at the same time as, the shares of common stock earned under the applicable awards. To the extent all or a portion of an award is not earned as a result of the failure to satisfy the applicable performance conditions, the related divided equivalents will also be forfeited.

6 Performance period for Performance-Based RSUs ends December 31, 2015, but 20% of the award amount is subject to forfeiture based on the level of achievement of the performance goals.

7 See Schedule A for additional detail on the PSUs. Amount outstanding represents the target award for each grant. The PSUs will remain outstanding following the Termination Date and the actual amount that will vest, if any, is subject to (and shall be determined based on) satisfaction of the applicable performance goals.

B-1

Schedule C

Employee Capital Accumulation Program

Account Balance as of 12/21/15	Payment Date
$933,271.63	Required Minimum Distributions, starting in 2016 and annually thereafter; balance of the account paid upon request.

Supplemental Executive Capital Accumulation Plan

1996 SECAP Account Balance as of 11/30/15	Payment Date
$17,796,519.25	As soon as practicable following separation from service. Distribution will be paid in lump sum.

2005 SECAP Account Balance as of 11/30/15	Payment Date
$16,980,598.38	No sooner than the first day of the seventh month following separation from service. Distribution will be paid in lump sum.

Supplemental Executive Retirement Plan*

Years of Credited Service	Payment Date
25 (maximum allowed under plan)	No sooner than the first day of the seventh month following separation from service. Distribution will be paid in lump sum.

*The Company’s actuarial, Mercer, recently calculated the projected benefit payment under the Supplemental Executive Retirement Plan to be $27,551,021 based on assumed separation of January 1, 2016. The final benefit payment calculation will be made by Mercer based on the date of separation and terms of the Supplemental Executive Retirement Plan.

C-1

Schedule D

RELEASE OF CLAIMS

1. Release of Claims

In partial consideration of the payments and benefits described in Sections 3(a) and 4(b) of the letter, dated as of December 24, 2015 (the “Letter”), from Freeport-McMoRan Inc. (the “Company”) to James R. Moffett (“Executive”), to which Executive agrees Executive is not entitled until and unless he executes this release of claims (this “Release”), Executive, for and on behalf of himself and his heirs and assigns, subject to the following two sentences hereof, hereby waives and releases any employment, compensation or benefit-related common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which Executive ever had, now has or may have against the Company and its shareholders, subsidiaries, affiliates, successors, assigns, directors, officers, partners, members, employees or agents (collectively, the “Releasees”) by reason of facts or omissions that have occurred on or prior to the date that Executive signs this Release, including, without limitation, any complaint, charge or cause of action arising under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, all as amended; and all other federal, state and local laws and regulations. By signing this Release, Executive acknowledges that he intends to waive and release any rights known or unknown that he may have against the Releasees under these and any other laws; provided, that Executive does not waive or release claims with respect to the right to enforce any rights (a) under the Letter, (b) to indemnification that he may have under the certificate of incorporation, the by-laws or equivalent governing documents of the Company or its subsidiaries or affiliates, the laws of the State of Delaware or any other state of which such subsidiary or affiliate is a domiciliary, or any indemnification agreement between Executive and the Company, or (c) to insurance coverage under any directors’ and officers’ personal liability insurance or fiduciary insurance policy.

2. Proceedings

Executive acknowledges that he has not filed any complaint, charge, claim or proceeding, except with respect to an Unreleased Claim, if any, against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”). Executive represents that he is not aware of any basis on which such a Proceeding could reasonably be instituted. Executive (a) acknowledges that he will not initiate or cause to be initiated on his behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (b) waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, Executive understands that, by executing this Release, he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Releasees. Notwithstanding the above, nothing in Section 1 of this Release shall prevent Executive from (i) initiating or causing to be initiated on his behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under the ADEA contained in Section 1 of this Release (but no other portion of such waiver); or (ii) initiating or participating in an investigation or proceeding conducted by the EEOC.

3. Time to Consider

Executive acknowledges that he has been advised that he has twenty-one (21) days from the date of receipt of this Release to consider all the provisions of this Release and he does hereby knowingly and voluntarily waive said given twenty-one (21) day period.

D-1

Schedule D

EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, AND HAS IN FACT, CONSULTED AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 1 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

4. Revocation

Executive hereby acknowledges and understands that Executive shall have seven (7) days from the date of his execution of this Release to revoke this Release (including, without limitation, any and all claims arising under the ADEA. If Executive revokes this Release, Executive will be deemed not to have accepted the terms of this Release, and no action will be required of the Company under any section of this Release.

5. No Admission

This Release does not constitute an admission of liability or wrongdoing of any kind by Executive or the Company.

6. General Provisions

A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon Executive and the Releasees.

7. Governing Law

The validity, interpretations, construction and performance of this Release shall be governed by the laws of the State of Delaware without giving effect to conflict of laws principles.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand as of the day and year set forth opposite his signature below.

DATE	James R. Moffett